Exhibit 10.25

Corcept Therapeutics Incorporated

2004 Equity Incentive Plan

Stock Option Grant Notice and Agreement

[DATE]

Re:	Grant of [Incentive or]* Nonqualified Stock Option

Option Shares:	Grant Date:
Price per share:	Vesting Base Date:
Fully-Vested Date:
Expiration Date:

Dear                                 :

I am pleased to confirm that the Company has granted you an option to purchase shares of our common stock under the Corcept Therapeutics 2004 Equity Incentive Plan. To accept your stock option, please sign the original and return it to me. Keep the copy for your files.

General terms

Your option is intended to be an incentive option to the extent allowed by law. The remainder will be a nonqualified option. The basic terms of your option grant are identified in the information block at the top of this offer letter, but other important terms and conditions are described in the plan. We encourage you to carefully review the plan, a copy of which is attached.

Vesting Schedule

[Varies by grant]

Change of Control**

The Options shall be subject to the terms and conditions of the option agreement and the Plan, provided that in the event of a Change of Control, 100% of the total shares subject to the option shall become immediately vested upon termination without cause, or resignation for “good reason” within 18 months following such Change in Control. “Good reason” will permit acceleration only on a resignation following a material reduction in base salary or relocation of the Company’s headquarters by 35 or more miles.

Exercise Period

In general, subject to the Plan and to insider trading considerations, your option will be exercisable to the extent the shares are vested at any time during your service to the company and until the 3rd monthly anniversary of your termination date, but in no event after the Expiration Date. Shares unvested at your termination date will be cancelled.

[For employees and directors, the period of time to exercise vested options after termination may be extended to the earlier of the 3rd anniversary of the termination of service or the original expiration date of the option if either:

1.	the employee or director is 55 years old or older and has 5 years or more of service with the Company upon voluntary termination of service (e.g., retirement); or

2.	the employee or director is involuntarily terminated (e.g., the director is not re-elected to the Board or the employee is terminated without cause) and has 5 years or more of service with the Company upon termination of service, regardless of age.]**

The grant will automatically terminate if not exercised within the time specified.

Change of employment status

In the event of a change in your employment status wherein there is a reduction in the number of your hours per week, there will be a cancellation of unvested Option Shares in proportion to the percentage drop of your hours. For example, if your status changes from full time to half time, 50% of your unvested Option shares will be cancelled.

Purchase and payment

If you decide to purchase shares under this option, you will be required to submit a completed exercise agreement on a form approved by the Company, together with payment for the shares. You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment listed in section 6.4(c) of the plan and permitted by the Administrator at the time you wish to exercise. Shares available under this option must be purchased, if at all, no later than the Expiration Date.

We value your efforts and look forward to your continued contribution.

Sincerely,

[Title of Officer]

I accept this option and agree to the terms of this offer letter and the plan.

Optionee signature	Date

*	- Consultants and non-employee directors are not eligible for Incentive Stock Options.
**	- These clauses are not applicable to option grants to consultants